Exhibit 10.1

PhaseBio Pharmaceuticals, Inc.

Non-Employee Director Compensation Policy

As Amended February 27, 2019

Each member of the Board of Directors (the “Board”) who is not also serving as an employee of or consultant to PhaseBio Pharmaceuticals, Inc. (the “Company”) or any of its subsidiaries (each such member, an “Eligible Director”) will receive the compensation described in this Non-Employee Director Compensation Policy for his or her Board service. An Eligible Director may decline all or any portion of his or her compensation by giving notice to the Company prior to the date cash may be paid or equity awards are to be granted, as the case may be. This policy originally became effective upon the date of the underwriting agreement between the Company and the underwriters managing the initial public offering of the Company’s common stock (the “Common Stock”), pursuant to which the Common Stock was priced in such initial public offering and may be amended at any time in the sole discretion of the Board or the Compensation Committee of the Board.

Annual Cash Compensation

The annual cash compensation amount set forth below is payable to Eligible Directors in equal quarterly installments, payable in arrears on the last day of each fiscal quarter in which the service occurred. If an Eligible Director joins the Board or a committee of the Board at a time other than effective as of the first day of a fiscal quarter, each annual retainer set forth below will be pro-rated based on days served in the applicable fiscal year, with the pro-rated amount paid for the first fiscal quarter in which the Eligible Director provides the service and regular full quarterly payments thereafter. All annual cash fees are vested upon payment.

1.	Annual Board Service Retainer:

a.All Eligible Directors: $40,000

b.	Chairman of the Board Service Retainer (in addition to Eligible Director Service Retainer): $30,000

2.	Annual Committee Chair Service Retainer:

a.Chairman of the Audit Committee: $15,000

b.Chairman of the Compensation Committee: $10,000

c.Chairman of the Nominating and Corporate Governance Committee: $10,000

3.	Annual Committee Member Service Retainer (not applicable to Committee Chairs):

a.Member of the Audit Committee: $7,500

b.Member of the Compensation Committee: $5,000

c.Member of the Nominating and Corporate Governance Committee: $5,000

1.

Equity Compensation

The equity compensation set forth below will be granted under the Company’s 2018 Equity Incentive Plan (the “Plan”). All stock options granted under this policy will be nonstatutory stock options, with an exercise price per share equal to 100% of the Fair Market Value (as defined in the Plan) of the underlying Common Stock on the date of grant, and a term of ten years from the date of grant (subject to earlier termination in connection with a termination of service as provided in the Plan, provided that upon a termination of service other than for death, disability or cause, the post-termination exercise period will be 12 months from the date of termination).

1.Initial Grant: For each Eligible Director who is first elected or appointed to the Board, on the date of such Eligible Director’s initial election or appointment to the Board (or, if such date is not a market trading day, the first market trading day thereafter), the Eligible Director will be automatically, and without further action by the Board or Compensation Committee of the Board, granted a stock option to purchase 22,000 shares of Common Stock (the “Initial Grant”).  The shares subject to each Initial Grant will vest in equal monthly installments over a three year period such that the option is fully vested on the third anniversary of the date of grant, subject to the Eligible Director’s Continuous Service (as defined in the Plan) through each such vesting date and will vest in full upon a Change in Control (as defined in the Plan).

2.Annual Grant: On the date of each annual stockholder meeting of the Company, each Eligible Director who continues to serve as a non-employee member of the Board following such stockholder meeting will be automatically, and without further action by the Board or Compensation Committee of the Board, granted a stock option to purchase 11,000 shares of Common Stock (the “Annual Grant”). Notwithstanding the foregoing, if an Eligible Director joined the Board upon or after the date of the last preceding annual stockholder meeting of the Company, such Eligible Director’s Annual Grant will be pro-rated based on days served since joining the Board until the annual stockholder meeting of the Company.  With respect to the Company’s first annual stockholder meeting held in 2019, Eligible Directors who joined the Board within the one-year period prior to such annual stockholder meeting shall receive a pro-rated Annual Grant described in the preceding sentence.  For the avoidance of doubt, Eligible Directors who join the Board at an annual stockholder meeting are not eligible to receive an Annual Grant for such annual stockholder meeting.

The shares subject to the Annual Grant will vest upon the earlier of the (i) one year anniversary of the date of grant and (b) the date of Company’s next annual stockholder meeting, in any case subject to the Eligible Director’s Continuous Service (as defined in the Plan) through such vesting date and will vest in full upon a Change in Control (as defined in the Plan).

2.